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                                                                    EXHIBIT 99.3

                         BEACON PROPERTIES CORPORATION
                           50 ROWES WHARF, 6TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997

To the Preferred Stockholders of Beacon Properties Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Beacon Properties Corporation, a Maryland corporation ("Beacon"), will be held at 9:00 a.m., Boston time, on December 19, 1997, at State Street Bank, 225 Franklin Street, Boston, Massachusetts (the "Beacon Special Meeting") for the following purposes:

          1. To consider and vote upon a proposal to approve the merger (the "Merger") of Beacon with and into Equity Office Properties Trust, a Maryland real estate investment trust ("EOP"), and the Agreement and Plan of Merger, dated as of September 15, 1997, as amended (the "Agreement"), by and between Beacon, Beacon Properties, L.P., a Delaware limited partnership, EOP and EOP Operating Limited Partnership, a Delaware limited partnership. Pursuant to the Agreement, Beacon will merge with and into EOP, with EOP being the surviving company. As a result of the Merger, Beacon preferred stockholders will be entitled to receive one 8.98% Series A Cumulative Redeemable Preferred Share, liquidation preference of $25.00 per share, of EOP for each share of 8.98% Series A Cumulative Redeemable Preferred Stock, liquidation preference of $25.00 per share, of Beacon held by them at the effective time of the Merger. A copy of the Agreement is attached as Annex I to the Proxy Statement/ Prospectus accompanying this Notice; and

          2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors of Beacon has fixed the close of business on November 14, 1997 as the record date for the determination of the holders of shares of Beacon preferred stock entitled to notice of, and to vote at, the Beacon Special Meeting. The Merger, the Agreement and other related matters are more fully described in the accompanying Proxy Statement/Prospectus, and the Annexes thereto, which form a part of this Notice.

     ALL PREFERRED STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE BEACON SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE BEACON SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY PREFERRED STOCKHOLDER ATTENDING THE BEACON SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS OF
                                          BEACON PROPERTIES CORPORATION

                                          KATHLEEN M. MCCARTHY
                                          Secretary

November   , 1997
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                                   IMPORTANT

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.